Exhibit 2.2

PLEDGE AGREEMENT

[INSERT NAME OF PLEDGOR]

THIS PLEDGE AGREEMENT (this “Agreement”) is made as of January [    ], 2007, by [INSERT NAME OF PLEDGOR], a [Insert jurisdiction of organization and type of entity] (“Pledgor”), in favor of CENTAURUS CAPITAL LLC, a Delaware limited liability company (“Secured Party”).

Reference is made herein to that certain Term Loan Agreement of even date herewith by and among Contango Oil & Gas Company, a Delaware corporation (“Borrower”), and Lender (as the same may be amended, modified or restated from time to time, the “Term Loan Agreement”; capitalized terms used but not defined herein shall have the meaning given such terms in the Term Loan Agreement), and the indebtedness, obligations and liabilities owing thereunder or under the other Loan Documents, have been guaranteed by COE Offshore, LLC, a Delaware limited liability company, Contango Gas Solutions I, Inc., a Delaware corporation, Contango Gas Solutions II, Inc., a Delaware corporation, Contango Gas Solutions, L.P., a Texas limited partnership, Contango Operators, Inc., a Delaware corporation, Contango STEP I, Inc., a Delaware corporation, Contango STEP II, Inc., a Delaware corporation, Contango STEP, L.P., a Texas limited partnership, and REX Offshore Corporation, a Delaware corporation (collectively, the “Guarantors”).

WHEREAS, Secured Party has required, as a condition to the Term Loan Agreement, that Pledgor execute and deliver this Agreement; and

WHEREAS, Pledgor desires to grant a security interest in, and pledge and assign as applicable, the Collateral to Secured Party, as herein provided;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SECURITY INTEREST

Section 1.01 Grant of Security Interest. As security for the prompt payment and performance of the Obligations (defined herein) in full, when due, whether at maturity, by acceleration or otherwise (including amounts that would become due but for the operation of the provisions of the Bankruptcy Code), Pledgor hereby pledges, grants, transfers and assigns to Secured Party, a security interest in all of Pledgor’s right, title and interest in and to the Collateral.

Section 1.02 Collateral. The Collateral consists of the following (collectively, the “Collateral”):

(a) all Equity Interests of the Issuer currently owned by Pledgor, together with the certificates or instruments representing such Equity Interests;

(b) any and all hereafter acquired Equity Interests of the Issuer; securities convertible or exchangeable into, and warrants, options, or other rights to purchase, Equity Interests of the Issuer; the certificates or instruments representing such Equity Interests, convertible or exchangeable securities, warrants, options, or other rights to purchase; and all dividends, cash, options, warrants, rights, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such Equity Interests; and

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(c) all proceeds, replacements, additions to and substitutions for, and books and records related to, the property set forth in (a)-(b) above.

It is expressly contemplated that additional property may from time to time be pledged, assigned or granted to Secured Party as additional security for the Obligations, and the term “Collateral” as used herein shall be deemed for all purposes hereof to include all such additional property, together with all other property of the types described above related thereto.

Section 1.03 Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the indefeasible payment in full of all Obligations, (b) be binding upon Pledgor, its successors and assigns, and (c) inure to the benefit of Secured Party, its successors and assigns, together with the rights and remedies of Secured Party hereunder. Provided that Secured Party has received Borrower’s prior written consent (which consent shall not be unreasonably withheld), Secured Party may assign or otherwise transfer (in whole or in part) its interest in any of the Collateral, to any other Person or entity, and such other Person or entity shall thereupon become vested with all the rights and benefits in respect thereof under this Agreement. Pledgor hereby acknowledges and agrees that Secured Party and any other Person receiving a security interest in the Collateral pursuant to the remainder of this sentence, may grant a security interest in the Collateral. Upon the indefeasible payment in full of all Obligations, the security interest granted herein shall terminate and all rights to the Collateral shall revert to Pledgor. Upon any such termination, Secured Party will, upon request from Pledgor and at such Pledgor’s sole expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination.

ARTICLE II

DEFINITIONS

Section 2.01 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Code” means the Uniform Commercial Code as presently in effect in the State of New York. Unless otherwise indicated by the context herein, all uncapitalized terms which are defined in the Code shall have their respective meanings as used in Chapter 9 thereof.

“Equity Interests” means all securities, shares, units, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, or similar entity, whether voting or nonvoting, certificated or uncertificated, including general partner partnership interests, limited partner partnership interests, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Issuer” means, collectively, whether one or more, the Person(s) so named on Schedule I hereto.

“Obligations” means all present or future indebtedness, obligations and liabilities of Borrower or any of the Guarantors incurred under, arising out of, or in connection with, the Term Loan Agreement and the other Loan Documents, including, without limitation, the Note and all other promissory notes given in substitution thereof or in modification, renewal or extension thereof, in whole or in part.

“Obligor” means any Person liable (whether directly or indirectly, primarily or secondarily) for the payment or performance of any of the Obligations whether as maker, co-maker, endorser, guarantor, accommodation party, general partner or otherwise.

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“Pledged Securities” means, collectively, the Equity Interests of the Issuer pledged hereunder, together with any other Collateral constituting securities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce Secured Party to accept this Agreement, Pledgor represents and warrants to Secured Party (which representations and warranties will survive the creation and performance of the Obligations) that:

Section 3.01 Ownership of Collateral; Encumbrances. Pledgor is, and as to any property acquired after the date hereof which is included within the Collateral, will be, the sole legal and beneficial owner of the Collateral (including the Pledged Securities and all other Collateral acquired by Pledgor after the date hereof) free and clear of any Liens other than those in favor of Secured Party granted herein, or otherwise permitted under the Term Loan Agreement.

Section 3.02 Pledged Securities.

(a) All Collateral that is Pledged Securities is duly authorized, validly issued, fully paid, and non-assessable, and the transfer thereof is not subject to any restrictions, other than restrictions imposed by applicable securities and corporate laws. The Pledged Securities consist of 100% of the Equity Interests of the Issuer owned by Pledgor. As of the date hereof, there are no other options, warrants or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued or unauthorized Equity Interests of the Issuer. None of the Pledged Securities are subject to preemptive rights. Pledgor has delivered to Secured Party all certificates or other instruments or documents representing or evidencing the Pledged Securities, to the extent the Pledged Securities are certificated, together with corresponding assignment or transfer powers duly executed in blank by Pledgor, and such powers have been duly and validly executed and are binding and enforceable against Pledgor in accordance with their terms.

(b) The Issuer is duly organized, currently existing, and in good standing under the laws of the jurisdiction of its organization; there have been no amendments, modifications, or supplements to any agreement or certificate creating the Issuer or any material contract relating to the Issuer, of which Secured Party has not been advised in writing; no default or breach or event of default or breach has occurred and is continuing under any agreements of the Issuer that can reasonably be expected to have a Material Adverse Effect; and no approval or consent of the directors, managers or partners of the Issuer, as applicable, is required as a condition to the validity and enforceability of the security interest created hereby or the consummation of the transactions contemplated herein which has not been duly obtained by Pledgor. All capital contributions required to be made by the terms of the organization documents of the Issuer have been made.

Section 3.03 Authority; No Required Consent. Pledgor has the full right and authority to execute and perform this Agreement and to create the security interest and pledges and assignments created by this Agreement. Except as would not reasonably be expected to have a Material Adverse Effect, the making and performance by Pledgor of this Agreement will not violate (a) any requirement of Law, (b) any order of any Governmental Authority, (c) any indenture or other agreement to which Pledgor is a party, or by which Pledgor or any of its property is bound, or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture or other agreement, or (d) result in the creation or imposition of any Lien upon the Collateral other than those in favor of Secured Party granted herein, or otherwise permitted under the Term Loan Agreement. Except as would not reasonably be expected to have a Material Adverse Effect, no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body (other than the filing of financing statements), or any

656740.1	Pledge Agreement – [Insert Name of Pledgor]

other Person, is required for (i) the due execution, delivery and performance by Pledgor of this Agreement, (ii) the grant by Pledgor of the security interest granted by this Agreement, (iii) the perfection of such security interest or (iv) the exercise by Secured Party of its rights and remedies under this Agreement.

Section 3.04 First Priority Security Interest. The security interest in the Collateral granted pursuant to this Agreement (upon filing of necessary financing statements) creates a valid and perfected security interest in the Collateral, enforceable against Pledgor and all third parties, and secures payment of the Obligations, which security interest is first and prior to all other security interests in the Collateral except for Liens permitted under the Term Loan Agreement.

Section 3.05 No Filings By Third Parties. No authorized and effective financing statement or other public notice or recording covering the Collateral is on file in any public office and Pledgor will not execute or authorize the filing of any such financing statement or other public notice or recording so long as any of the Obligations are outstanding except in connection with the Liens permitted under the Term Loan Agreement.

Section 3.06 Location of Pledgor; Tax I.D. Number. Pledgor’s principal place of business and chief executive office are located at the address set forth on the signature page hereto. Pledgor’s Federal Income Tax Identification Number, jurisdiction of organization and organization identification number are each set forth on the signature page hereto.

Section 3.07 Accuracy of Information. All statements or other information provided by Pledgor to Secured Party describing, or with respect to, the Collateral is, or (in the case of subsequently furnished information) will be when provided, correct and complete in all material respects. If at any time Pledgor owns any uncertificated Equity Interests in the Issuer which become certificated, Pledgor shall promptly deliver such certificates, along with blank transfer powers, to Secured Party. The delivery, at any time, by Pledgor to Secured Party of additional Collateral or of additional descriptions of Collateral shall constitute a representation and warranty by Pledgor to Secured Party hereunder that the representations and warranties of this Article III are correct insofar as they would pertain to such additional Collateral or the descriptions thereof.

ARTICLE IV

COVENANTS AND AGREEMENTS

Pledgor will at all times comply with the covenants and agreements contained in this Article IV, from the date hereof and for so long as any part of the Obligations are outstanding.

Section 4.01 Change in Location of Pledgor. Pledgor will give Secured Party twenty (20) days prior written notice of any change in Pledgor’s address.

Section 4.02 Proceeds of Collateral. At the request of Secured Party, and pursuant to the terms of the Term Loan Agreement, Pledgor will deliver to Secured Party, as Collateral, promptly upon receipt, all proceeds delivered to Pledgor from the sale or disposition of any Collateral. Nothing in this Section 4.02 shall be construed to permit sales or dispositions of Collateral not otherwise permitted by the terms of this Agreement or the Term Loan Agreement.

Section 4.03 No Transfer.

(a) Pledgor shall not, without the prior written consent of Secured Party, sell, assign, transfer, lease, charter, encumber, hypothecate or dispose of the Collateral, or any part thereof, or interest therein, or offer to do any of the foregoing, and additionally, with respect to the Pledged Securities, Pledgor shall not grant any option, warrant, or other right with respect to, any of the Pledged Securities.

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(b) To the extent the Issuer is controlled by Pledgor and/or its Affiliates, (i) Pledgor shall not permit Issuer to issue any additional Equity Interests either in addition to or in substitution for the Pledged Securities, except issuances to Pledgor on terms acceptable to Secured Party, and in connection with any such acceptable issuance, Pledgor shall pledge hereunder, immediately upon Pledgor’s acquisition (directly or indirectly) thereof, any and all additional Equity Interests of the Issuer, (ii) Pledgor shall not permit the Issuer to sell, lease, or dispose of all or substantially all of its assets in a single transaction or a series of transactions, (iii) Pledgor shall promptly perform, observe, and otherwise comply with each and every covenant, agreement, requirement, and condition set forth in the contracts and agreements creating or relating to the Issuer, and shall do or cause to be done all things necessary or appropriate to keep the Issuer in full force and effect and the rights of Pledgor and Secured Party thereunder unimpaired; and (iv) Pledgor shall notify Secured Party of the occurrence of any default or breach or event of default or breach under any contract or agreement creating or relating to the Issuer of which the Pledgor has knowledge; and (v) not consent to the amendment, modification, surrender, impairment, forfeiture, cancellation, dissolution, or termination of the Issuer, or material agreement relating thereto.

(c) Pledgor shall take any action necessary, required, or reasonably requested by Secured Party to allow it to fully enforce its security interest in the Collateral, including, without limitation, the filing of any claims with any court, liquidator, trustee, custodian, receiver, or other like person or party.

Section 4.04 Records and Information. Pledgor shall keep accurate and complete records of the Collateral (including proceeds). Upon reasonable written notice, Secured Party may have access to, examine, audit, make extracts from and inspect without hindrance or delay Pledgor’s records and files related to the Collateral. Pledgor will promptly provide written notice to Secured Party of all information which in any way relates to or affects the filing of any financing statement or other public notices or recordings, or the delivery and possession of items of Collateral for the purpose of perfecting a security interest in the Collateral.

Section 4.05 Reimbursement of Expenses. Pledgor hereby agrees to indemnify and hold Secured Party harmless from and against and covenants to defend Secured Party against any and all losses, damages, claims, costs, penalties, liabilities and expenses including, without limitation, court costs and reasonable attorneys’ fees, incurred because of, incident to, or with respect to the Collateral (including, without limitation, any use, possession, maintenance or management thereof), except when caused by the gross negligence or willful misconduct of Secured Party. All amounts for which Pledgor is liable pursuant to this Section 4.05 shall be due and payable by Pledgor to Secured Party upon demand. If Pledgor fails to make such payment upon demand (or if demand is not made due to an injunction or stay arising from bankruptcy or other proceedings) and Secured Party pays such amount, the same shall be due and payable by Pledgor to Secured Party as applicable, plus interest thereon from thirty (30) days after the date of Secured Party’s demand at the default rate of interest set forth in Subsection 2.4(b) of the Term Loan Agreement, and such shall constitute additional Obligations and shall be secured by and entitled to the benefits of this Agreement.

Section 4.06 Notices and Reports. Pledgor shall promptly notify Secured Party in writing of any change in the name or identity of Pledgor, any charge, lien, security interest, claim or encumbrance asserted against the Collateral, any litigation against Pledgor or the Collateral, any theft, loss, injury or similar incident involving the Collateral, and any other material matter adversely affecting Pledgor or the Collateral. Pledgor shall furnish such other reports, information and data regarding Pledgor’s financial condition and operations, the Collateral and such other matters as Secured Party may reasonably request from time to time.

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Section 4.07 Modification, Amendment or Termination of Organization Documents. Pledgor shall not modify, amend or terminate the organizational documents of the Issuer without the prior written consent of Secured Party, or allow the Issuer to be dissolved or take any action which would cause an Event of Default under the Term Loan Agreement. Pledgor shall not sell any Equity Interests of the Issuer without the consent of Secured Party.

Section 4.08 Further Assurances. Upon the reasonable request of Secured Party, Pledgor shall (at Pledgor’s expense) execute, deliver, and/or authorize the filing or recordation of, all such assignments, certificates, financing statements or other documents and give further assurances and do all other acts and things as Secured Party may reasonably request to perfect Secured Party’s interest in the Collateral or to protect, enforce or otherwise effect Secured Party’s rights and remedies hereunder.

ARTICLE V

RIGHTS, DUTIES AND POWERS OF SECURED PARTY

The following rights, duties and powers of Secured Party are applicable irrespective of whether an Event of Default occurs and is continuing:

Section 5.01 Discharge Encumbrances. If not timely discharged by Pledgor, Secured Party, at its option, whether before or after an Event of Default, but without any obligation whatsoever to do so, may (a) discharge taxes, claims, charges, liens, security interests, assessments or other encumbrances of any and every nature whatsoever at any time levied, placed upon or asserted against the Collateral, (b) place and pay for insurance on the Collateral, including insurance that only protects Secured Party’s interest, (c) pay for the repair, improvement, testing, maintenance and preservation of the Collateral, (d) pay any filing, recording, registration, licensing or certification fees or other fees and charges related to the Collateral, or (e) take any other action to preserve and protect the Collateral and Secured Party’s rights and remedies under this Agreement as Secured Party may deem necessary or appropriate in its reasonable discretion. Pledgor agrees that Secured Party shall have no duty or obligation whatsoever to take any of the foregoing action. Pledgor agrees to promptly reimburse Secured Party upon demand for any payment made or any expense reasonably incurred by Secured Party pursuant to this authorization. These payments and expenditures, together with interest thereon from date incurred until paid by Pledgor at the default rate of interest set forth in Subsection 2.4(b) of the Term Loan Agreement, which Pledgor agrees to pay within thirty (30) days from the date incurred, shall constitute additional Obligations and shall be secured by and entitled to the benefits of this Agreement.

Section 5.02 Cumulative and Other Rights. The rights, powers and remedies of Secured Party hereunder are in addition to all rights, powers and remedies given by law or in equity. The exercise by Secured Party of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any other rights of set-off. If any of the Obligations are given in renewal, extension for any period or rearrangement, or applied toward the payment of debt secured by any lien, Secured Party shall be, and is hereby, subrogated to all the rights, titles, interests and liens securing the debt so renewed, extended, rearranged or paid.

Section 5.03 Disclaimer of Certain Duties.

(a) The powers conferred upon Secured Party by this Agreement are to protect Secured Party’s interest in the Collateral and shall not impose any duty upon Secured Party to exercise any such powers. The Pledgor hereby agrees that Secured Party shall not be liable for, nor shall the Obligations be diminished by, Secured Party’s delay or failure to collect upon, foreclose, sell, take possession of or otherwise obtain value for the Collateral.

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(b) Secured Party shall not be under any duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Obligations, or to take any steps necessary to preserve any rights against any Obligor or other Person and Pledgor hereby waives all of the foregoing. Pledgor waives any right of marshaling in respect of any and all Collateral, any right to require Secured Party to proceed against any Obligor or other Person, any right to exhaust any Collateral or any right to enforce any other remedy which Secured Party now has or may hereafter have against any Obligor or other Person.

Section 5.04 Record Ownership of Securities. If an Event of Default exists, Secured Party at any time may have any Collateral that is Pledged Securities and that is in the possession of Secured Party, or its nominee or nominees, registered in its name, or in the name of its nominee or nominees, as Secured Party; and, as to any Collateral that is Pledged Securities so registered, Secured Party shall execute and deliver (or cause to be executed and delivered) to Pledgor all such proxies, powers of attorney, dividend coupons or orders, and other documents as Pledgor may reasonably request for the purpose of enabling Pledgor to exercise the voting rights and powers which it is entitled to exercise under this Agreement or to receive the dividends and other distributions and payments in respect of such Collateral that is Pledged Securities or proceeds thereof which it is authorized to receive and retain under this Agreement.

Section 5.05 Voting of Securities. As long as no Event of Default exists, Pledgor is entitled to exercise all voting rights pertaining to any Pledged Securities; provided, however, that no vote shall be cast or consent, waiver, or ratification given or action taken without the prior written consent of Secured Party which would (x) be inconsistent with or violate any provision of this Agreement or any other Loan Document or (y) amend, modify, or waive any term, provision or condition of any charter document, or other agreement relating to, evidencing, providing for the issuance of, or securing any Collateral; and provided further that Pledgor shall give Secured Party at least five (5) business days’ prior written notice in the form of an officers’ certificate of the manner in which it intends to exercise, or the reasons for refraining from exercising, any voting or other consensual rights pertaining to the Collateral or any part thereof which might have a material adverse effect on the value of the Collateral or any part thereof. If an Event of Default exists and if Secured Party elects to exercise such right, the right to vote any Pledged Securities shall be vested exclusively in Secured Party. To this end, Pledgor hereby irrevocably constitutes and appoints Secured Party the proxy and attorney-in-fact of Pledgor, with full power of substitution, to vote, and to act with respect to, any and all Collateral that is Pledged Securities standing in the name of Pledgor or with respect to which Pledgor is entitled to vote and act, subject to the understanding that such proxy may not be exercised unless an Event of Default exists. The proxy herein granted is coupled with an interest, is irrevocable, and shall continue until the Obligations have been paid and performed in full.

Section 5.06 Modification of Obligations; Other Security. Pledgor waives (a) any and all notice of acceptance, creation, modification, rearrangement, renewal or extension for any period of any instrument executed by any Obligor in connection with the Obligations and (b) any defense of any Obligor by reason of disability, lack of authorization, cessation of the liability of any Obligor or for any other reason. Pledgor authorizes Secured Party, without notice or demand and without any reservation of rights against Pledgor and without affecting Pledgor’s liability hereunder or on the Obligations, from time to time to (x) take and hold other property, other than the Collateral, as security for the Obligations, and exchange, enforce, waive and release any or all of the Collateral, (y) apply the Collateral in the manner permitted by this Agreement and (z) renew, extend for any period, accelerate, amend or modify, supplement, enforce, compromise, settle, waive or release the obligations of any Obligor or any instrument or agreement of such other Person with respect to any or all of the Obligations or Collateral.

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ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. As used herein, an “Event of Default” shall mean an “Event of Default” under the Term Loan Agreement.

Section 6.02 Remedies. Upon the occurrence and during the continuance of any Event of Default, Secured Party, at its option, shall, subject to Section 6.03 hereof, be entitled to exercise any one or more of the following remedies (all of which are cumulative):

(a) Secured Party, at its option, may declare the Obligations or any part thereof, immediately due and payable, without demand, notice of intention to accelerate, notice of acceleration, notice of nonpayment, presentment, protest, notice of dishonor, or any other notice whatsoever, all of which are hereby waived by Pledgor and any maker, endorser, guarantor, surety or other party liable in any capacity for any of the Obligations.

(b) Secured Party shall have all of the rights and remedies provided for in this Agreement or any other Loan Document, the rights and remedies under the Code, and any and all of the rights and remedies at law and equity, all of which shall be deemed cumulative. Without limiting the foregoing, Pledgor agrees that Secured Party shall have the right to (i) require Pledgor to assemble the Collateral and make it available to Secured Party at a place designated by Secured Party that is reasonably convenient to both parties, which Pledgor agrees to do; (ii) take possession of the Collateral, with or without process of law, and, in this connection, enter any premises where the Collateral is located to remove same, to render it unusable, or to dispose of same on such premises; (iii) sell, lease or otherwise dispose of the Collateral, by public or private proceedings, for cash or credit, without assumption of credit risk; and/or (iv) whether before or after default, collect and receipt for, compound, compromise, and settle, and give releases, discharges and acquittances with respect to, any and all amounts owed by any person or entity with respect to the Collateral. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Secured Party will send Pledgor reasonable notice of the time and place of any public sale or of the time after which any private sale or other disposition will be made. Any requirement of reasonable notice to Pledgor shall be met if such notice is mailed, postage prepaid, to Pledgor at the address of Pledgor designated on the signature page of this Agreement, at least ten (10) days before the day of any public sale or at least ten (10) days before the time after which any private sale or other disposition will be made.

(c) Pledgor shall be liable for and agrees to pay the reasonable expenses incurred by Secured Party in enforcing its rights and remedies, in retaking, holding, testing, repairing, improving, selling, leasing or disposing of the Collateral, or like expenses, including, without limitation, attorneys’ fees and legal expenses incurred by Secured Party. These expenses, together with interest thereon from the date incurred until paid by Pledgor at the default rate of interest set forth in Subsection 2.4(b) of the Term Loan Agreement, which Pledgor agrees to pay, shall constitute additional Obligations and shall be secured by and entitled to the benefits of this Agreement.

(d) Proceeds received by Secured Party from disposition of the Collateral shall be applied toward Secured Party’s expenses and other Obligations in such order or manner as Secured Party may elect. Pledgor shall be entitled to any surplus if one results after lawful application of the proceeds. Pledgor shall remain liable for any deficiency.

(e) The rights and remedies of Secured Party are cumulative and the exercise of any one or more of the rights or remedies shall not be deemed an election of rights or remedies or a waiver of any other right or remedy. Secured Party may remedy any Event of Default and may waive any Event of Default without waiving the Event of Default remedied or without waiving any other prior or subsequent Event of Default.

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Section 6.03 Sale of Pledged Securities.

(a) Pledgor agrees that, because of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder (collectively, the “Securities Act”), or any other laws or regulations, and for other reasons, there may be legal or practical restrictions or limitations affecting Secured Party in any attempts to dispose of certain portions of the Pledged Securities and for the enforcement of its rights. For these reasons, Secured Party is hereby authorized by Pledgor, but not obligated, upon the occurrence and during the continuation of an Event of Default, to sell all or any part of the Pledged Securities at private sale, subject to investment letter or in any other manner which will not require the Pledged Securities, or any part thereof, to be registered in accordance with the Securities Act or any other laws or regulations, at a reasonable price at such private sale or other distribution in the manner mentioned above. Pledgor understands that Secured Party may in its discretion approach a limited number of potential purchasers and that a sale under such circumstances may yield a lower price for the Pledged Securities, or any part thereof, than would otherwise be obtainable if such Collateral were either afforded to a larger number or potential purchasers, registered under the Securities Act, or sold in the open market. Pledgor agrees that any such private sale made under this Section 6.03(a) shall be deemed to have been made in a commercially reasonable manner, and that Secured Party has no obligation to delay the sale of any Pledged Securities to permit the issuer thereof to register it for public sale under any applicable federal or state securities laws.

(b) Secured Party is authorized, in connection with any such sale, (i) to restrict the prospective bidders on or purchasers of any of the Pledged Securities to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Pledged Securities, and (ii) to impose such other limitations or conditions in connection with any such sale as Secured Party reasonably deems necessary in order to comply with applicable law. Pledgor covenants and agrees that it will execute and deliver such documents and take such other action as Secured Party reasonably deems necessary in order that any such sale may be made in compliance with applicable law. Upon any such sale Secured Party shall have the right to deliver, assign, and transfer to the purchaser thereof the Pledged Securities so sold. Each purchaser at any such sale shall hold the Pledged Securities so sold absolutely free from any claim or right of Pledgor of whatsoever kind, including any equity or right of redemption of Pledgor. Pledgor, to the extent permitted by applicable law, hereby specifically waives all rights of redemption, stay, or appraisal which it has or may have under any law now existing or hereafter enacted.

(c) Pledgor agrees that ten (10) days’ written notice from Secured Party to Pledgor of Secured Party’s intention to make any such public or private sale or sale at a broker’s board or on a securities exchange shall constitute reasonable notice under the Code. Such notice shall (i) in case of a public sale, state the time and place fixed for such sale, (ii) in case of sale at a broker’s board or on a securities exchange, state the board or exchange at which such a sale is to be made and the day on which the Pledged Securities, or the portion thereof so being sold, will first be offered for sale at such board or exchange, and (iii) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix in the notice of such sale. At any such sale, the Pledged Securities may be sold in one lot as an entirety or in separate parcels, as Secured Party may reasonably determine. Secured Party shall not be obligated to make any such sale pursuant to any such notice. Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.

656740.1	Pledge Agreement – [Insert Name of Pledgor]

(d) In case of any sale of all or any part of the Pledged Securities on credit or for future delivery, the Pledged Securities so sold may be retained by Secured Party until the selling price is paid by the purchaser thereof, but Secured Party shall not incur any liability in case of the failure of such purchaser to take up and pay for the Pledged Securities so sold and in case of any such failure, such Pledged Securities may again be sold upon like notice. Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Pledged Securities, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

(e) Without limiting the foregoing, or imposing upon Secured Party any obligations or duties not required by applicable law, Pledgor acknowledges and agrees that, in foreclosing upon any of the Pledged Securities, or exercising any other rights or remedies provided Secured Party hereunder or under applicable law, Secured Party may, but shall not be required to, (i) qualify or restrict prospective purchasers of the Pledged Securities by requiring evidence of sophistication or creditworthiness, and requiring the execution and delivery of confidentiality agreements or other documents and agreements as a condition to such prospective purchasers’ receipt of information regarding the Pledged Securities or participation in any public or private foreclosure sale process, (ii) provide to prospective purchasers business and financial information regarding Pledgor or the Issuer available in the files of Secured Party at the time of commencing the foreclosure process, without the requirement that Secured Party obtain, or seek to obtain, any updated business or financial information or verify, or certify to prospective purchasers, the accuracy of any such business or financial information, or (iii) offer for sale and sell the Pledged Securities with, or without, first employing an appraiser, investment banker, or broker with respect to the evaluation of the Pledged Securities, the solicitation of purchasers for Pledged Securities, or the manner of sale of Pledged Securities.

Section 6.04 Attorney-in-Fact. Pledgor hereby irrevocably appoints Secured Party as Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of Pledgor or otherwise, from time to time in Secured Party’s discretion upon the occurrence and during the continuance of an Event of Default, such appointment will be deemed to be coupled with an interest, but at Pledgor’s cost and expense and without notice to Pledgor, to take any action and to execute any assignment, certificate, financing statement, notification, document or instrument which Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Pledgor representing any payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

Section 6.05 Reasonable Notice. If any applicable provision of any law requires Secured Party to give reasonable notice of any sale or disposition or other action, Pledgor hereby agrees that ten (10) days’ prior written notice shall constitute reasonable notice thereof. Such notice, in the case of public sale, shall state the time and place fixed for such sale and, in the case of private sale, the time after which such sale is to be made.

Section 6.06 Non-judicial Enforcement. Secured Party may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law, Pledgor expressly waives any and all legal rights which might otherwise require Secured Party to enforce its rights by judicial process.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.01 Notices. Any notice required or permitted to be given under or in connection with this Agreement shall be given in accordance with the notice provisions of the Term Loan Agreement.

Section 7.02 Amendments and Waivers. Secured Party’s acceptance of partial or delinquent payments or any forbearance, failure or delay by Secured Party in exercising any right, power or remedy

656740.1	Pledge Agreement – [Insert Name of Pledgor]

hereunder shall not be deemed a waiver of any obligation of Pledgor or any Obligor, or of any right, power or remedy of Secured Party, and no partial exercise of any right, power or remedy shall preclude any other or further exercise thereof. Secured Party may remedy any Event of Default hereunder or in connection with the Obligations without waiving the Event of Default so remedied. Pledgor hereby agrees that if Secured Party agrees to a waiver of any provision hereunder, or an exchange of or release of the Collateral, or the addition or release of any Obligor or other Person, any such action shall not constitute a waiver of any of Secured Party’s other rights or of Pledgor’s obligations hereunder. This Agreement may be amended only by an instrument in writing executed jointly by Pledgor and Secured Party and may be supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

Section 7.03 Copy as Financing Statement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral is sufficient as a financing statement, and the same may be filed with any appropriate filing authority for the purpose of perfecting Secured Party’s security interest in the Collateral without the requirement for Pledgor’s signature thereon.

Section 7.04 Possession of Collateral. Secured Party shall be deemed to have possession of any Collateral in transit to it or set apart for it (or, in either case, any of its agents, affiliates or correspondents).

Section 7.05 Redelivery of Collateral. If any sale or transfer of Collateral by Secured Party results in full satisfaction of the Obligations, and after such sale or transfer and discharge there remains a surplus of proceeds, Secured Party will deliver to Pledgor such excess proceeds in a commercially reasonable time; provided, however, that so long as Secured Party acts in a commercially reasonable manner in delivering such proceeds to Pledgor, Secured Party shall not be liable for any interest, cost or expense in connection therewith.

Section 7.06 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE SECURITY INTEREST GRANTED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT FEDERAL LAWS OF THE UNITED STATES OF AMERICA APPLY.

(b) EXCEPT TO THE EXTENT REQUIRED FOR THE EXERCISE OF THE REMEDIES PROVIDED HEREIN OR IN THE OTHER LOAN DOCUMENTS, PLEDGOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION (DEFINED BELOW) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS BROUGHT IN DISTRICT COURTS OF HARRIS COUNTY, TEXAS, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION.

(c) PLEDGOR HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO PLEDGOR’S OFFICE. NOTHING HEREIN SHALL AFFECT THE RIGHTS OF SECURED PARTY TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST PLEDGOR IN ANY JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. TO THE EXTENT THAT PLEDGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY,

656740.1	Pledge Agreement – [Insert Name of Pledgor]

PLEDGOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. AS USED HEREIN, THE TERM “LITIGATION” MEANS ANY PROCEEDING, CLAIM, LAWSUIT OR INVESTIGATION (I) CONDUCTED OR THREATENED BY OR BEFORE ANY COURT OR GOVERNMENTAL DEPARTMENT, COMMISSION, BOARD, BUREAU, AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR OF ANY STATE, COMMONWEALTH, NATION, TERRITORY, POSSESSION, COUNTY, PARISH, OR MUNICIPALITY, WHETHER NOW OR HEREAFTER CONSTITUTED OR EXISTING, OR (II) PENDING BEFORE ANY PUBLIC OR PRIVATE ARBITRATION BOARD OR PANEL.

(d) PLEDGOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). PLEDGOR (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS UNDER THE LOAN DOCUMENTS.

Section 7.07 Additional Rights of Secured Party. Secured Party is expressly granted the following rights upon the occurrence of an Event of Default: (a) to receive Pledgor’s share of all distributions and/or distributions in kind following dissolution of the Issuer and to hold the same in trust for the benefit of Pledgor as part of the Collateral and (b) to exercise voting rights as to any of the Collateral. All of the foregoing may be exercised by Secured Party without liability, except to account for property actually received by it and except for liability arising from Secured Party’s gross negligence or willful misconduct.

Section 7.08 Continuing Security Agreement.

(a) Except as may be expressly applicable pursuant to Section 9.620 of the Code, as amended from time to time, no action taken or omission to act by Secured Party hereunder, including, without limitation, any action taken or inaction pursuant to Section 6.02, shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect until Secured Party shall have applied payments (including, without limitation, collections from Collateral) towards the Obligations in the full amount then outstanding or until such subsequent time as is hereinafter provided in subsection (b) below.

(b) To the extent that any performance of or payments on the Obligations or proceeds of the Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent the Obligations so satisfied shall be revived and continue as if such performance had not occurred or such payment or proceeds had not been received by Secured Party, and Secured Party’s security interests, rights, powers and remedies hereunder shall continue in full force and effect. In such event, this Agreement shall be automatically reinstated if it shall theretofore have been terminated pursuant to Section 7.09.

Section 7.09 Termination. The granting of a security interest hereunder and all of Secured Party’s rights, powers and remedies in connection therewith shall remain in full force and effect until the Obligations

656740.1	Pledge Agreement – [Insert Name of Pledgor]

have been fully performed and Pledgor has complied with all covenants and agreements hereof. Upon the complete performance of the Obligations and the compliance by Pledgor with all covenants and agreements hereof, Secured Party, at the written request and expense of Pledgor, will release, reassign and transfer the Collateral that Pledgor has provided to Pledgor and declare this Agreement to be of no further force or effect. Notwithstanding the foregoing, the reimbursement and indemnification provisions of Section 4.05 and the provisions of Section 7.08(b) shall survive the termination of this Agreement.

Section 7.10 Effectiveness. This Agreement becomes effective upon the execution hereof by Pledgor and delivery of the same to Secured Party, and it is not necessary for Secured Party to execute any acceptance hereof or otherwise signify or express its acceptance hereof.

Section 7.11 No Third Party Beneficiaries. This Agreement is intended for the sole and exclusive benefit of Secured Party and its respective successors and assigns, and shall not serve to confer any rights or benefits in favor of any Person not a party hereto; and no other Person shall have any right to rely on this Agreement, or to derive any benefit herefrom. Pledgor shall not assign or transfer its rights, duties or obligations hereunder without the prior written consent of Secured Party. There are no third party beneficiaries to this Agreement and no other Person (other than the parties hereto, and their respective successors and assigns) shall be entitled to rely on or enforce this Agreement. Each and every right and remedy of Secured Party shall be cumulative and shall be in addition to any other right or remedy given hereunder or under any other Loan Document now or hereafter existing at law, in equity or by statute.

Section 7.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with Secured Party.

[Signature Page Follows]

656740.1	Pledge Agreement – [Insert Name of Pledgor]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

PLEDGOR:

[INSERT NAME OF PLEDGOR],
a [Insert jurisdiction of organization and type of entity]

By:
Name:
Title:

Pledgor’s Address:

Pledgor’s Organization Identification Number:

Pledgor’s EIN:

Signature Page to Pledge Agreement – [Insert Name of Pledgor]

SCHEDULE I

TO

PLEDGE AGREEMENT – [INSERT NAME OF PLEDGOR]

Issuer	Certificate No.	Number of Shares/Units	Type of Shares	Percentage of Ownership
[Insert Name of Issuer(s)]	[ ]	[ ]	[ ]	[ ]%

Schedule I to Pledge Agreement – [Insert Name of Pledgor]